UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 3, 2006, LNC and Jefferson-Pilot consummated the merger. The Jefferson-Pilot historical consolidated financial statements for the year ended December 31, 2005 are included in Jefferson-Pilot’s Annual Report on Form 10-K for the year ended December 31, 2005.

The following unaudited pro forma condensed combined financial statements of LNC give effect to the merger as if it had been completed as of January 1, 2006 with respect to the pro forma results of operations data, and as of March 31, 2006 with respect to the pro forma balance sheet data. The unaudited proforma condensed combined financial information also gives effect to the initial funding of the cash portion of the merger consideration through a bridge financing facility and the issuance of the portion of the capital securities and senior notes that we have issued or that we expect to issue to repay all of the outstanding debt under the bridge financing facility as if they occurred on January 1, 2006. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information below should be read in conjunction with the notes thereto and our unaudited consolidated financial statements for the quarterly period ended March 31, 2006 in our quarterly report on Form 10-Q, and our audited historical consolidated financial statements for the year ended December 31, 2005 included in our Annual Report on Form 10-K.

The merger will be accounted for under the purchase method of accounting, with LNC treated as the accounting acquirer. Under this method of accounting, the purchase price will be allocated to Jefferson-Pilot’s net assets based upon the estimated fair values of Jefferson-Pilot’s assets and liabilities at the date of completion of the merger. The actual purchase price to be so allocated will depend upon, among other things, the number of shares of Jefferson-Pilot common stock issued and outstanding or subject to outstanding options immediately prior to the merger. The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to Jefferson-Pilot’s net assets as of March 31, 2006. The purchase price allocation reflected herein is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Jefferson-Pilot as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected herein.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the merger been completed on the date indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the resulting company. These statements do not give effect to (1) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the merger or contemplated share repurchases of our common stock, (2) the merger related costs of approximately $180 million to integrate our and Jefferson-Pilot’s operations or (3) the effects of transactions or developments that may occur subsequent to the merger. The foregoing matters could cause both LNC’s pro forma historical financial position and results of operations, and LNC’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions)
March 31, 2006

	Lincoln National	Jefferson-Pilot	Pro Forma
	Corporation	Corporation	Adjustments	Note		Pro Forma

ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturity	$32,893	$19,897	$1,827	3(a) 3(b	)	$54,617
Equity	176	624	(3)	3(c	)	797
Fixed maturity held-to-maturity	-	1,828	(1,828)	3(a	)	-
Trading securities	3,190	-	-			3,190
Mortgage loans on real estate	3,586	3,920	114	3(d	)	7,620
Policy loans	1,860	837	-			2,697
Other investments	868	413	144	3(e	)	1,425

Total Investments	42,573	27,519	254			70,346
Cash and invested cash	1,974	39	(90)	3(f	)	1,923
Deferred acquisition costs and value
of business acquired	5,367	2,987	(496)	3(g	)	7,858
Amounts recoverable from reinsurers	6,900	1,296	(143)	3(h	)	8,053
Goodwill	1,194	312	3,108	3(i	)	4,614
Other intangible assets	-	198	583	3(j	)	781
Other assets	2,402	828	137	3(k	)	3,367
Assets held in separate accounts	67,984	2,574	-			70,558

Total Assets	$128,394	$35,753	$3,353			$167,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Insurance and Investment Contract Liabilities:
Insurance policy and claim reserves	$24,716	$4,682	$107	3(l	)	$29,505
Contractholder funds	22,285	22,438	(604)	3(m	)	44,119

Total Insurance and Investment Contract Liabilities	47,001	27,120	(497)			73,624
Short-term debt	11	-	-			11
Long-term debt	999	600	1,778	3(n	)	3,377
Junior subordinated debentures issued to affiliated trusts	332	309	(12)	3(o	)	629
Funds withheld reinsurance liabilities	2,058	-	-			2,058
Deferred gain on indemnity reinsurance	817	-	-			817
Other liabilities	2,854	1,283	322	3(p	)	4,459
Liabilities related to separate accounts	67,984	2,574	-			70,558

Total Liabilities	122,056	31,886	1,591			155,533

Shareholders' Equity:
Series A preferred stock	1	-	-			1
Common stock and additional paid-in
capital	1,818	232	5,397	3(q	)	7,447
Retained earnings	4,236	3,431	(3,431)	3(r	)	4,236
Accumulated other comprehensive income	283	204	(204)	3(s	)	283

Total Shareholders' Equity	6,338	3,867	1,762			11,967

Total Liabilities and Shareholders' Equity	$128,394	$35,753	$3,353			$167,500

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Income
(in millions, except share amounts)
Three Months Ended March 31, 2006

	Lincoln National	Jefferson-Pilot	Pro Forma
	Corporation	Corporation	Adjustments	Note		Pro Forma

Revenue:
Insurance premiums and fees	$554	$561	$(12)	3(t	)	1,103
Net investment income	678	438	(1)	3(u	)	1,115
Other revenue and fees	185	90				275
Total Revenue	1,417	1,089	(13)			2,493

Benefits and Expenses:
Benefits	584	613	(10)	3(v	)	1,187
Underwriting, acquisition, insurance and
other expenses	496	265	(13)	3(w	)	748
Interest and debt expense	22	16	25	3(x	)	63
Total Benefits and Expenses	1,102	894	2			1,998

Income before Federal income
taxes	315	195	(15)			495

Federal income taxes (benefit)	94	57	(5)	3(y	)	146

Net Income	$221	$138	$(10)			$349

Common shares - basic	174,577,421					286,882,378
Common shares - diluted	177,929,653					291,852,167

Net Income per Common Share
Basic	$1.27					$1.22

Diluted	$1.24					$1.20

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

Note 1 — Reporting Reclassifications

Certain amounts in the historical consolidated financial statements of Jefferson-Pilot have been reclassified to conform to LNC’s historical financial statement presentation. While LNC and Jefferson-Pilot have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

Note 2 — Purchase Price and Financing Considerations

LNC funded the $1.8 billion cash portion of the merger consideration through the issuance of debt under a bridge financing facility. LNC expects to repay all, or substantially all of the outstanding debt under the bridge financing facility through the issuance of long-term debt, including senior notes and capital securities described below. The unaudited pro forma condensed combined financial information reflects the issuance of 112,304,957 shares of LNC common stock with an aggregate value of $5.5 billion (see note 1 to the table below), the conversion of all outstanding Jefferson-Pilot stock options at the date of the merger with an estimated value of approximately $131 million at March 31, 2006, and the cash payment of $1.8 billion and estimated transaction costs of $63 million.

Goodwill of $3.4 billion is a result of the excess of purchase price over the estimated fair value of Jefferson-Pilot’s net assets at March 31, 2006. The purchase price is assumed to be $7.5 billion, including certain estimated purchase price adjustments related to the merger as shown in the table below. The estimated fair value of Jefferson-Pilot’s net assets is assumed to be $4.1 billion based on the carrying value of net assets at March 31, 2006 plus estimated fair value pro forma adjustments as shown in the table below. Preliminary values and lives have been assigned to the acquired assets and liabilities assumed for the purposes of these unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements reflect LNC’s estimates of the fair value of the net assets of Jefferson-Pilot as of March 31, 2006, and the allocation of the purchase price to the fair value of Jefferson-Pilot’s net assets, including identified intangible assets. The estimated fair values and lives will be refined during the completion of the merger process and may vary materially from the amounts included herein.

The allocation of the purchase price follows:

	March 31, 2006
	(in millions except share data)

Jefferson-Pilot common shares outstanding	135,140,837
Common shares converted into
cash ($1.8 billion divided by cash consideration of $55.96)	(32,165,450)
Jefferson-Pilot common shares
converted into LNC common shares	102,975,387
Exchange ratio	1.0906
Estimated LNC common shares to be issued	112,304,957
Purchase price per LNC common share[1]	$48.98
Fair value of the shares to be issued		$5,501

Cash to be paid to Jefferson-Pilot shareholders		1,800
Fair value of Jefferson-Pilot stock options		131
Estimated transaction costs		63
Total estimated purchase price		7,495

Net assets acquired at December 31, 2005
Carrying value of net assets prior to merger	$3,867
Estimated fair value adjustments	208

Estimated fair value of net assets acquired		4,075

Total Goodwill		$3,420

1. Fair value was based on the average closing price of LNC common stock for the five trading days ranging from two days before to two days after October 10, 2005, the date the merger was announced, which was $48.98 per share.

The pro forma financial information presented herein assumes that LNC initially funded the cash portion of the merger consideration of $1.8 billion through the issuance of debt under a bridge financing facility and then repaid such amount through the issuance of $500 million of floating rate senior notes due 2009, $500 million 6.15% senior notes due 2036, and $275 million of 6.75% capital securities due 2066, and anticipated issuance of $525 million of 7.00% capital securities due 2066, callable in 10 years. The unaudited pro forma condensed combined financial information reflects the impact of these financing arrangements using the applicable actual or anticipated borrowing rates for such types of securities. As discussed below in Note 6, management entered into a repurchase arrangement for $500 million in LNC stock, financed initially through issuance of debt under a bridge facility. No pro forma adjustments have been made to reflect the financing of the repurchase of LNC shares.

The interest rates used to calculate the impact of the financing on the pro forma financial information were based on the securities issued or were estimated based on LNC's borrowing rates at April 29, 2006. LNC’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. The actual interest rates may differ materially from those estimated by LNC.

Options outstanding to acquire Jefferson-Pilot common stock immediately prior to the effective time of the merger remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the merger, except that each of these stock options is now exercisable for LNC common stock equal to the number of shares of Jefferson-Pilot common stock subject to such option multiplied by 1.0906 (rounded down to the nearest whole share), with the exercise price determined by dividing the exercise price of the Jefferson-Pilot options by 1.0906 (rounded up to the sixth decimal place). Each unvested Jefferson-Pilot stock option held by an employee, officer or director and granted prior to October 9, 2005 (which was the date we signed the merger agreement) and outstanding under any Jefferson-Pilot stock option plan became fully vested and exercisable in connection with the merger. Jefferson-Pilot stock options held by its agents did not become fully vested and exercisable in connection with the merger, but will vest in accordance with the applicable option agreement.

The fair value of Jefferson-Pilot options was estimated using a Black-Scholes option pricing model at March 31, 2006. The actual variables used to calculate the fair value of the Jefferson-Pilot options at the date of the merger may differ from those estimated within the accompanying unaudited pro forma condensed combined financial statements.

Note 3 — Pro Forma Adjustments

These pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed combined financial information. The actual adjustments upon the consummation of the merger will depend on a number of factors, including changes in the estimated fair value of net assets and the effective date of the acquisition. Therefore, the actual adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed combined financial information and such differences may be material.

a.
Adjustment of $1.827 billion includes the redesignation of Jefferson-Pilot’s historical $1.828 billion of held-to-maturity debt securities to available-for-sale based on LNC’s investment policies, $29 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in held-to-maturity debt securities, and the elimination of $(30) million of intercompany debt (see adjustment 3(b)). The related amortization of the adjustment to fair value is included in adjustment 3(u).

b.
Adjustment eliminates the fair value of $30 million in available-for-sale fixed maturity securities and related carrying value of the junior subordinated debentures issued to affiliated trusts, of which $24 million is held by LNC and issued by Jefferson-Pilot, and $6 million is held by Jefferson-Pilot and issued by LNC. The related eliminations of the interest income and interest expense to both LNC and Jefferson-Pilot are not material.

c.	Adjustment of $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities.

d.
Adjustment of $114 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in mortgage loans. The related amortization for this adjustment is included in adjustment 3(u).

e.
Adjustment of $144 million consists of $59 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in real estate, including foreclosed properties, and $85 million fair value adjustment for equity method investments. The related depreciation and amortization adjustments were not material.

f.
Adjustment of $(90) million represents the cash position of $1.8 billion resulting from the assumed issuance of senior debt and capital securities as described in Note 2, reduced by estimated discounts and issuance costs of $(27) million. The net cash generated from financing has been reduced by the payment of $(1.8) billion of cash to Jefferson-Pilot shareholders and estimated transaction costs of $(63) million. Actual transaction and issuance costs may vary from these estimates.

g.
Adjustment of $(496) million for the purchase accounting adjustment related to the elimination of the historical DAC and the historical VOBA of $(2.987) billion and the establishment of VOBA of $2.491 billion. The VOBA reflects the estimated fair value of in force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA is based on actuarially determined projections, by each line of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience of the purchased business may vary from these projections. Also included in the determination of VOBA is the elimination of Jefferson-Pilot’s historical deferred revenue liability of $505 million (see adjustment 3(m)). VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. For interest-sensitive products, if estimated gross profits differ from expectations, the amortization of VOBA will be adjusted to reflect actual experience. The net adjustment to amortization as a result of eliminating the historical DAC and VOBA is included in adjustment 3(w).

h.
Adjustment of $(143) million eliminates the amounts recoverable from reinsurers with corresponding eliminations to policy liabilities of $(44) million and contractholder funds of $(99) million resulting from reinsurance arrangements between Jefferson-Pilot and LNC. The reinsurance arrangement between Jefferson-Pilot and LNC was included in LNC’s indemnity reinsurance arrangement with Swiss Re as part of LNC’s 2001 sale of its reinsurance business.

i.
Adjustment of $3.108 billion represents the elimination of Jefferson-Pilot’s historical goodwill of $(312) million and the recording of $3.420 billion of goodwill arising from the transaction. See computation of estimated goodwill in Note 2.

j.
Adjustment of $583 million consists of the establishment of $782 million for identifiable other intangible assets, including $682 million for identifiable other intangible assets related to Jefferson-Pilot’s communications business and $100 million for the estimated value of the sales force acquired, offset by the elimination of $(199) million related to Jefferson-Pilot’s historical other intangible assets, including $85 million for deferred sales inducements, which are referred to as DSI. The identifiable assets will be amortized in relation to the expected economic benefits of the agreement. The related amortization for the adjustment to identified intangibles is included in adjustment 3(w). The reversal of historical amortization expense related to the DSI is included in adjustment 3(v).

k.
Adjustment of $137 million consists of  $27 million of financing costs (see adjustment 3(f)) and the fair value adjustment of $113 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s other assets consisting of a $138 million increase in the value of owner occupied real estate offset by a $(25) million fair value adjustment to the pension asset. The adjustment includes $(3) million to expense prepaid merger costs. The adjustments to amortize financing costs and for depreciation expense on owner occupied real estate were not material.

l.
Adjustment of $107 million includes a $151 million increase to the carrying value of Jefferson-Pilot's liability for future policy benefits based on current assumptions and the elimination of $(44) million related to policy and claim liabilities reinsured by LNC. See adjustment 3(h) for additional information on the reinsurance between Jefferson-Pilot and LNC.

m.
Adjustment of $(604) million includes the elimination of $(505) million for Jefferson-Pilot’s historical deferred revenue liability and the elimination of $(99) million related to liabilities reinsured by LNC. See adjustment 3(h) for additional information on the reinsurance arrangements between Jefferson-Pilot and LNC.

n.
Adjustment of $1.778 billion includes $1.8 billion for the issuance of $1.0 billion of senior debt and $800 million of capital securities as described in Note 2, offset by an adjustment of $(16) million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot's notes payable and the elimination of $(6) million of LNC senior notes held by Jefferson-Pilot. Related interest expense is also described in Note 2. Related debt issuance costs are described in adjustment 3(k).

o.	Adjustment of $(12) million includes $(24) million for the elimination of debt securities as described in adjustment 3(b), offset by an adjustment of $12 million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot's junior subordinated debentures payable to affiliated trusts. Related interest expense is also described in adjustment 3(x).

p.
Adjustment of $322 million consists of a $312 million adjustment to Jefferson-Pilot’s federal and state income tax liabilities and a $10 million liability for Jefferson-Pilot employment contractual buyouts and severance.

q.
Adjustment of $5.397 billion includes $5.501 billion for the issuance of LNC common stock to Jefferson-Pilot shareholders, $131 million for the fair value of outstanding stock options granted to Jefferson-Pilot employees and directors (see Note 2), $(232) million to eliminate Jefferson-Pilot’s historical common stock and paid-in-capital, and $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities (see adjustment 3(c)).

r.	Adjustment of $(3.431) billion to eliminate Jefferson-Pilot’s historical retained earnings.

s.	Adjustment of $(204) million to eliminate Jefferson-Pilot’s historical accumulated other comprehensive income.

t.	Adjustment of $(12) million to eliminate the amortization of deferred policy fees resulting from the elimination of such deferred revenue in purchase accounting, included in adjustment 3(m).

u.
Adjustment of $(1) million includes amortization of discounts of $3 million on fixed maturity securities of Jefferson-Pilot resulting from the fair value adjustment of these assets as of March 31, 2006 (see adjustment 3(a)). Realized gains and losses have not been adjusted, and therefore, are based on their historical cost basis. Also included in the adjustment is $(4) million in amortization of the adjustment in fair value of mortgage loans and other investments (see adjustment 3(d)).

v.
Adjustment of $(10) million includes $(7) million for the amortization of the adjustment to the liability for future policy benefits and for interest credited to policyholders related to the increase in the carrying value of Jefferson-Pilot’s contractholder funds (see adjustment 3(l)) , and $(3) million for the reversal of Jefferson-Pilot’s historical amortization of DSI (see adjustment 3(j)).

w.
Adjustment of $(13) million includes $(15) million for the reduction in amortization expense related to the fair value adjustment of DAC and VOBA (see adjustment 3(g)), $3 million for the amortization of other identified intangibles (see adjustment 3(j)), and a $(1) million decrease to pension expense (see adjustment 3(k)).

x.
Adjustment of $25 million includes $27 million for interest expense related to financing of the merger, and $(2) million related to the amortization of the fair value of Jefferson-Pilot’s debt securities (see adjustment 3(o)). The elimination of interest expense for intercompany debt (see adjustments 3(b) and 3(o)) was not material.

y.	Adjustment represents the income tax effect of all pro forma consolidated statement of income adjustments using the U.S. federal tax rate of 35%.

Note 4—Merger Related Charges

In connection with the merger, LNC’s preliminary integration plan includes merger related costs of approximately $180 million to integrate LNC’s and Jefferson-Pilot’s operations. Depending on the nature of such costs, they will either be included in the purchase price allocation, or be treated as period costs and charged to the Statement of Income as incurred. The specific details of these plans will continue to be refined.

Note 5—Earnings per Share

The pro forma earnings per share reflect the weighted average number of LNC shares that would have been outstanding had the transaction occurred as at January 1, 2006. Jefferson-Pilot options, which factor into the dilution calculation, were converted at an assumed 1.0906 exchange ratio, as provided in the merger agreement, see Note 2.

The effect of certain potentially dilutive securities was excluded from the computation of diluted earnings per share as their effect is anti-dilutive.

Note 6 - Accelerated Stock Repurchase Program

On April 3, 2006, LNC entered into an agreement with a third party broker-dealer to purchase shares of our common stock, under an accelerated stock repurchase program, for an aggregate purchase price of $500 million. The number of shares to be repurchased under this arrangement will be at least approximately 8 million but not more than approximately 9 million shares, based on the volume weighted average share price of our common stock over the program’s duration. On April 10, 2006, we funded the arrangement by borrowing $500 million under the bridge facility and received approximately 8 million shares of our common stock, which were retired. We expect the program to be completed in the third quarter of 2006. As discussed in Note 2, the pro forma financial statements do not include any effects from this transaction.